 Exhibit 99.1

ALTIGEN RECEIVES NOTIFICATION FROM NASDAQ RELATING TO MINIMUM BID PRICE

San Jose, CA, September 18, 2009 – AltiGen Communications, Inc. (NASDAQ: ATGN), a leading provider of 100% Microsoft-based VoIP business phone systems and Unified Communications solutions, announced today that it received notification, dated September 15, 2009, from the Nasdaq Stock Market (“Nasdaq”), that for the  30 consecutive business days preceding the date of the notification, the closing bid price of AltiGen’s common stock had been below the $1.00 minimum bid price per share required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), AltiGen will be granted 180 calendar days, or until March 14, 2010, to regain compliance with the minimum bid price requirement by maintaining a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive trading days. If the Company is successful in meeting this requirement, Nasdaq will provide written notification that is has achieved compliance with the rule.  If the Company is unsuccessful in meeting the minimum bid requirement during this initial 180-day period, Nasdaq will provide notice to AltiGen that its common stock will be subject to delisting. Alternatively, AltiGen may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for the Nasdaq Capital Market under Nasdaq Listing Rule 5505. If it meets the initial listing criteria, according to the notification, AltiGen will be provided notice that it has been granted an additional 180 calendar day compliance period.  AltiGen is evaluating its options to reestablish compliance with Nasdaq Listing Rule 5550(a)(2).

About AltiGen Communications

AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of 100% Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen’s worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen’s worldwide network of over 300 certified partners. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Contact:
Phil McDermott	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
AltiGen Communications	MKR Group, Inc.
(408) 597-9000	(323) 468-2300
pmcdermott@altigen.com	atgn@mkr-group.com